Exhibit (e)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement’’) is made as of this 3rd day of February 2012, by and between iShares U.S. ETF Trust (the “Company”), a Delaware business trust, on behalf of its series listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”), and BLACKROCK INVESTMENTS, LLC. (the “Distributor”), a Delaware limited liability corporation.

WHEREAS, the Company is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Company intends to create and redeem groups of Shares of each Fund identified on Schedule A hereto, on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in the Registration Statement applicable to each Fund); and

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”); and

WHEREAS, the Company desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1     APPOINTMENT

The Company hereby appoints the Distributor as its distributor of Creation Units of the Funds and to provide such other services in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

SECTION 2     SOLICITATION OF SALES AND OTHER SERVICES

2.01 Solicitation of Sales. The Company grants to Distributor the right to sell its Creation Units authorized for issue at a price based on the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Company, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). The Distributor agrees to use its best efforts to perform the services contemplated in this Agreement on a continuous basis. As used in this Agreement, the term, “Prospectus” means the registration statement of the applicable Fund as amended or supplemented and currently in effect.

2.02 Other Services. Without limiting the foregoing, the Distributor will perform the additional services set forth herein, including those set forth in Schedule B, attached hereto.

SECTION 3     REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants that:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) this Agreement has been duly authorized by the board of trustees of the Company, including by the affirmative vote of a majority of the independent trustees of the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

(c) it shall perform all obligations identified in this Agreement as obligations of the Company, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor in good faith and within a timely manner;

(d) it is not a party to any, and there are no, pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder;

(e) it is registered with the SEC as an investment company under the 1940 Act, and each Fund is a separate series of the Company and has obtained all registrations required under applicable law to make a public offering of the Shares;

(f) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (collectively, the “USA PATRIOT Act”) and the applicable rules and regulations adopted by the, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC;

(g) it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

(h) each Prospectus, including all amendments and supplements thereto, has been prepared in material compliance with all applicable laws and regulations and, at the time it became effective, did not include an untrue statement of a material fact or omit to state a material fact that is necessary to be stated therein so as to make the statements contained in such Prospectus not misleading;

(i) it will notify the Distributor as soon as reasonably practical of any matter affecting the Company or the Funds which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

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(j) it will provide the Distributor with a copy of each Prospectus reasonably in advance of filing the same with an applicable regulatory body; and it will provide the Distributor with the opportunity to review and comment on each exemptive application or amendment thereto to which the Distributor is a party at least two weeks prior to filing the same with an applicable regulatory body;

(k) it shall make reasonable efforts to cooperate with requests from the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

(l) in the event it determines that it is in the interest of the Company to suspend or terminate the sale of any Creation Units, the Company shall promptly notify the Distributor of such fact in writing prior to the date on which the Company desires to cease offering the Creation Units.

3.02 Representations, Warranties and Covenants of Distributor. Distributor hereby represents, warrants and covenants as follows:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

(c) it is not a party to any, and there are no, pending or, to the Distributor’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder;

(d) it is registered as a broker-dealer with the SEC under the 1934 Act;

(e) It is and will remain in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all applicable provisions of the 1940, the 1934 Act or the rules and regulations of any securities association registered under the 1934 Act and the rules and regulations adopted under the 1940 Act or 1934 Act, including without limitation any net capital requirements;

(f) it is a member in good standing of FINRA and will act in material compliance with all applicable FINRA or NASD Conduct Rules as they relate to the services of the Distributor performed pursuant to this Agreement;

(g) it shall not give any information or make any representations relating to the Company other than those contained in the current Prospectus of the Company filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for the Distributor’s use; and

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(h) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities including without limitation the USA PATRIOT Act and the applicable rules and regulations adopted by the, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC;

(i) it has an anti-money laundering program (“AML Program”) compliant in all material respects with the USA PATRIOT, as applicable to its business as a registered broker-dealer, that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

(j) it will maintain compliance policies and procedures (a “Compliance Program”) reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services to the Company under this Agreement, to provide to the Company a certification to such effect no less than annually or as otherwise reasonably requested by the Company and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Company’s Chief Compliance Officer or Board with respect to the Distributor’s services to the Company under this Agreement.

SECTION 4     REGISTRATION OF SHARES

The Company agrees that it will take all action necessary to register Shares under the federal and, if required by applicable law, state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Company will make the Prospectus available to the Distributor in electronic form.

SECTION 5     AGREEMENTS WITH AUTHORIZED PARTICIPANTS

The Distributor will enter into agreements in the form approved by the Company (each, an “Authorized Participant Agreement”) with authorized participants selected by the Company (subject to disqualification of such persons by the Company) for the creation and redemption of Creation Units of a Fund. Each authorized participant shall be a registered broker/dealer, a clearing agency registered with the SEC or a participant in the system for book-entry of the Depository Trust Company.

SECTION 6     EXPENSES

6.01 Company Expenses. The Company will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the 1933 Act for the issue of its Shares or Creation Units; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the board of [directors]/[trustees] of the Company will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders or authorized participants of the Company in their capacity as such; (iv) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders or authorized participants and (v) responding to inquiries from regulatory bodies having jurisdiction over the Distributor or the Company to the extent such inquiries relate to the Company. The Company’s investment advisor or its affiliates may pay or reimburse the Company’s fees and expenses described in this Section 6.01 pursuant to a separate agreement or undertaking.

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6.02 Distributor Expenses. Distributor will pay all of its costs and expenses (other than expenses and costs deemed payable by the Company or the Funds and other than expenses which one or more authorized participants may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.

SECTION 7     COMPENSATION

As compensation for providing the services under this Agreement, the Distributor will accept as compensation the amounts payable under the separate agreement between the Company’s investment adviser and the Company, as may be in effect at the time. Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Company or the Company’s investment advisor with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

SECTION 8     INDEMNIFICATION

8.01 Indemnification of Distributor. The Company agrees to indemnify, defend and hold harmless, the Distributor, each of its directors, officers, principals, representatives, employees and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) on an as-incurred basis from and against any and all losses, claims, damages or liabilities whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, “Losses”) to which the Distributor Indemnified Parties become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any breach of any representation, warranty or covenant made by the Company in this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus about the Distributor in reliance upon and in conformity with written information furnished to the Company by the Distributor expressly for use therein; (B) the Distributor’s own willful misfeasance, willful misconduct or gross negligence or the Distributor’s reckless disregard of its obligations under this Agreement or arising out of the failure of the Distributor to deliver a current Prospectus.; or (C) the Distributor’s material breach of this Agreement.

8.02 Indemnification of the Company. Distributor will indemnify and hold harmless the Company, each of its directors, officers, employees and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties”) from and against any and all Losses to which the Company Indemnified Parties become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, in reliance upon and in conformity with written information furnished to the Company by the Distributor about the Distributor expressly for use therein; (ii) any breach of any representation, warranty or covenant made by the Distributor in this Agreement; and (iii) the actions or omissions of any person acting under the supervision of the Distributor in providing services under this Agreement; provided, however, that the Distributor shall not be liable in any such case to the extent that any Loss arises out of or is based upon (A) the Company’s own willful misfeasance, willful misconduct or gross negligence or the Company’s reckless disregard of its obligations under this Agreement or (B) the Company’s material breach of this Agreement.

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8.03 Indemnification Procedures.

(a) If any action or claim shall be brought against any Distributor Indemnified Party or Company Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing. If the indemnifying party has also been named in such action, the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. If the indemnifying party has not also been named in such action, the Indemnified Party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. In either circumstance, the parties shall keep each other reasonably informed of the progress of such action or claim, including any settlement discussions regarding the same. Notwithstanding the foregoing, the omission to notify the indemnifying party shall not relieve it from any liability which it may have to any Indemnified Party except to the extent such indemnifying party has been materially prejudiced by such failure.

(b) Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c) No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e) The Company on behalf of each Fund shall not indemnify any person pursuant to this Section 8 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his or her willful misfeasance, bad faith or gross negligence in the performance of his or her duties, or his or her reckless disregard of any obligations and duties, under this Agreement (“disabling conduct”) or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made by the vote of a majority of a quorum of the trustees of the Company who are neither “interested parties” (as defined in the 1940 Act) nor parties to the proceeding, or by independent legal counsel in a written opinion.

(f) The obligations of the indemnifying party under this Section 8 shall be in addition to any liability that the indemnifying party may otherwise have.

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8.04 Consequential Damages. In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

8.05 Limitation of Liability. The Distributor shall not be liable for any damages arising out of any act or omission to act by any prior service provider of any Fund or for any failure to discover any such error or omission.

SECTION 9     TERM AND TERMINATION

This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the [directors]/[trustees] of the Company, or the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of those trustees of the Company who are not parties to this Agreement or the Company’s distribution plan(s), if any, or interested persons of any such party (“Qualified Director”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the trustees of the Company; by vote of a majority of the outstanding voting securities of the Company; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act. In the event the Company gives notice of termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider will be borne by the Company to the extent a reasonably detailed invoice of such expenses is provided to the Company. The provisions of Section 10.12 shall survive the termination of this Agreement.

SECTION 10     MISCELLANEOUS

10.01 Records. The books and records pertaining to the Company, which are in the possession or under the control of Distributor, will be the property of the Company. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Company and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Company, the Distributor will make available copies of such books and records to the Company or its authorized persons, at the Company’s expense.

10.02 Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of a Fund in connection with the performance of Distributor’s duties hereunder. Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor.

10.03 Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: BlackRock Investments, Inc, 301 Bellevue parkway, Wilmington, DE 19809, Attention: President. Notices to the Company will be sent to iShares Trust, c/o State Street Bank and Trust Company, 200 Clarendon Street Boston, MA 02116.

10.04 Orders. The Company reserves the right to reject any order.

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10.05 Suspension of Sale of Shares. The Company shall have the right to suspend the sale of shares at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of any Fund at any time permitted by the 1940 Act or the rules and regulations thereunder.

10.06 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

10.07 Reserved.

10.08 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

10.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.10 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.11 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.12 Confidential Information.

(a) The Distributor and the Company (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Company (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and

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(b) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b) The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c) The provisions of this Section 10.12 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d) The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 10.12, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 10.12. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e) Notwithstanding anything in this Agreement to the contrary, each party hereto agrees that: (i) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement, and (ii) with respect to such information, each party will comply with Regulation S-P and the Act and will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(f) Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor will have no obligation to return or destroy Confidential Information of the Company that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of Section 10.12 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

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10.13 Use of Name.

(a) The Company will not use the name of the Distributor, or any of its affiliates, in any Prospectus, sales literature, and other material relating to the Company in any manner without the prior written consent of the Distributor (which will not be unreasonably withheld or delayed); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus of the Company and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b) Neither the Distributor nor any of its affiliates will use the name of the Company in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Company (which will not be unreasonably withheld or delayed); provided, however, that the Company and each Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

10.14 Insurance. Each of the parties hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement.

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IN WITNESS WHEREOF, the Company and Distributor have each duly executed this Agreement, as of the day and year above written.

iSHARES U.S. ETF TRUST		BLACKROCK INVESTMENTS, LLC

By:	/s/ Jack Gee	By:	/s/ Rick Froio
Name: Jack Gee		Name: Rick Froio
Title: Treasurer and Chief Financial Officer		Title: Managing Director

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SCHEDULE A

List of Funds

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SCHEDULE B

List of Services

Contract Management

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

•

Coordinate and execute on behalf of the Company shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Company’s distribution and/or shareholder servicing plan, if applicable

Sales Literature

•

Prepare or review, provide advice with respect to, and file with the federal and state agencies, FINRA or other organizations as required by federal, state, or other applicable laws and regulations or the rules of any applicable self-regulatory organization, all sales literature (advertisements, brochures and shareholder communications) for each of the Funds.

FINRA Review

•	Respond to FINRA comments on marketing materials

Other Services

•	Forward any complaints concerning the Company received by the Distributor to the Company, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

•	Keep and maintain all books and records relating to the services provided by the Distributor in accordance with applicable law.

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